UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 28, 2014

BIO-PATH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-53404	87-0652870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2626 South Loop, Suite 180, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(832) 971-6616

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On June 28, 2014, Douglas P. Morris resigned his positions as Vice President of Corporate Development and Secretary of Bio-Path Holdings, Inc. (the “Company”), effective June 30, 2014. Mr. Morris’s decision to resign was not due to any disagreement with the Company’s management or board of directors. As a result of his resignation, the Employment Agreement dated May 1, 2007 between the Company and Mr. Morris (the “Employment Agreement”) will terminate as of June 30, 2014. Neither Mr. Morris’s resignation nor the termination of the Employment Agreement will result in any severance payments or severance benefits.

Mr. Morris was a founder of the Company and has contributed greatly to its success.  During his tenure as an officer of the Company, he was instrumental in the Company’s success raising capital through private placements of the Company’s common stock to individual investors.  The Company appreciates Mr. Morris’s service as an officer of the Company.

Mr. Morris will continue to serve as a member of the Company’s board of directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The information in Item 1.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

On June 30, 2014, the Company issued a press release titled “Bio-Path Holdings Added to Russell Global, Russell 3000® and Russell Microcap® Indexes.”

A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

99.1	Press Release dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-PATH HOLDINGS, Inc.

Dated: July 3, 2014	By:	/s/ Peter H. Nielsen
Peter H. Nielsen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated June 30, 2014